1 Exhibit 2.4 DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED As of December 31, 2021, Cellebrite DI Ltd. had two classes of securities registered under Section 12(b) of the Securities Exchange Act of 1934, as amended, due to their listing on the Nasdaq Global Market: our ordinary shares, NIS 0.00001 par value (“Ordinary Shares”), and our warrants to purchase Ordinary Shares (“Warrants”). References herein to “we,” “us,” “our” and the “Company” refer to Cellebrite DI Ltd. and not to any of its subsidiaries. The following description is a description of the material terms of the amended and restated articles of association (the “Amended Articles”) and may not contain all of the information that is important to you, and we therefore refer you to the Amended Articles, a copy of which is filed with the Securities and Exchange Commission (“SEC”) as Exhibit 1.1 to this annual report on Form 20-F. Share Capital As of December 31, 2021, our authorized share capital consists of 3,454,112,863 Ordinary Shares, par value ILS 0.00001, of which 187,680,294 shares are issued and outstanding. Our board of directors may determine the issue prices and terms for such shares or other securities, and may further determine any other provision relating to such issue of shares or securities. We may also issue and redeem redeemable securities on such terms and in such manner as our board of directors shall determine. All of our outstanding Ordinary Shares are validly issued, fully paid and non-assessable. Our Ordinary Shares are not redeemable and do not have any preemptive rights. Registration Number and Purposes of the Company We are registered with the Israeli Registrar of Companies. Our registration number is 51-276657- 7. Our affairs are governed by the Amended Articles, applicable Israeli law and the Israeli Companies Law (the “Companies Law”). Our purpose as set forth in the Amended Articles is to carry on any business, and do any act, which is not prohibited by law. Voting Rights All Ordinary Shares have identical voting and other rights in all respects. Transfer of Shares Our fully paid Ordinary Shares are issued in registered form and, except as otherwise set forth under the Amended Articles, may be freely transferred under such Amended Articles, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of Nasdaq. The ownership or voting of our Ordinary Shares by non-residents of Israel is not restricted in any way by the Amended Articles or the laws of the State of Israel, except for ownership by nationals of some countries that are considered enemies of Israel under the applicable legislation (currently being Iran, Syria and Lebanon) and as may be restricted pursuant to laws relating to our regulatory licenses. Election of Directors Under the Amended Articles, our board of directors must consist of not less than three but no more than eleven directors. Pursuant to the Amended Articles, five directors (excluding external directors) were appointed by the Sponsor, SUNCORPORATION and IGP, with the Sponsor and

2 SUNCORPORATION each having appointed two members and IGP having appointed one. Other directors were appointed by a simple majority vote of holders of our Ordinary Shares, having participated and voted at an annual general meeting of our shareholders, according to the provisions set out in the Amended Articles, which set out that (i) in the event of a contested election, the method of calculation of the votes and the manner in which the resolutions will be presented to our shareholders at the general meeting shall be determined by our board of directors in its discretion, and (ii) in the event that our board of directors does not or is unable to make a determination on such matter, then the directors will be elected by a majority of the voting power represented at the general meeting in person or by proxy and voting on the election of directors provided that if the number of nominees so elected exceeds the number of directors that are proposed by the board of directors to be elected, then as among such elected nominees the election shall be by a plurality of the votes cast. In addition, our directors are divided into three classes, one class being elected each year at the annual general meeting of our shareholders, and serve on our board of directors until the third annual general meeting following such election or re- election or until they are removed by a vote of 65% of the total voting power of our shareholders (subject to the appointment rights of the Sponsor, SUNCORPORATION and IGP) at a general meeting of our shareholders or upon the occurrence of certain events in accordance with the Companies Law and the Amended Articles. In addition, the Amended Articles provide that vacancies on our board of directors may be filled by a vote of a simple majority of the directors then in office. A director so appointed will hold office until the next annual general meeting of our shareholders for the election of the class of directors in respect of which the vacancy was created, or in the case of a vacancy due to the number of directors being less than the maximum number of directors stated in the Amended Articles, until the next annual general meeting of our shareholders for the election of the class of directors to which such director was assigned by our board of directors. Dividend and Liquidation Rights We may declare a dividend to be paid to the holders of our Ordinary Shares in proportion to their respective shareholdings. Under the Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. The Amended Articles do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors. Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to our then last reviewed or audited financial statements (less the amount of previously distributed dividends, if not reduced from the earnings), provided that the end of the period to which the financial statements relate is not more than six months prior to the date of the distribution. If we do not meet such criteria, then we may distribute dividends only with court approval. In each case, we are only permitted to distribute a dividend if our board of directors and, if applicable, the court determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due. In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our Ordinary Shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future. Exchange Controls There are currently no Israeli currency control restrictions on remittances of dividends on our Ordinary Shares, proceeds from the sale of the Ordinary Shares or interest or other payments to non- residents of Israel, except for shareholders who are subjects of countries that are considered enemies of Israel under the applicable legislation (currently being Iran, Syria and Lebanon). Registration Rights

3 Certain of our shareholders are entitled to certain registration rights under the terms of our Shareholders’ Rights Agreement. Shareholder Meetings Under Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year and no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to in the Amended Articles as special general meetings. Our board of directors may call special general meetings of our shareholders whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law provides that our board of directors is required to convene a special general meeting of our shareholders upon the written request of (i) any two or more of our directors, (ii) one-quarter or more of the serving members of our board of directors or (iii) one or more shareholders holding, in the aggregate, either (a) 5% or more of our outstanding issued shares and 1% or more of our outstanding voting power or (b) 5% or more of our outstanding voting power. Under Israeli law, one or more shareholders holding at least 1% of the voting rights at the general meeting of shareholders may request that the board of directors include a matter in the agenda of a general meeting of shareholders to be convened in the future, provided that it is appropriate to discuss such a matter at the general meeting. The Amended Articles contain procedural requirements and disclosure items with respect to the submission of shareholder proposals for general meetings. Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings of shareholders are the shareholders of record on a date to be decided by the board of directors, which, as a company listed on an exchange outside Israel, may be between four and 40 (forty) days prior to the date of the meeting. Furthermore, the Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of shareholders: • amendments to our articles of association; • appointment, terms of service or and termination of service of our auditors; • appointment of directors, including external directors (if applicable); • approval of certain related party transactions; • increases or reductions of our authorized share capital; • a merger; • voluntary liquidation; and • the exercise of our board of directors’ powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management. The Companies Law requires that a notice of any annual general meeting or special general meeting be provided to shareholders at least 21 days prior to the meeting and, if the agenda of the meeting includes (among other things) the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting. Under the Companies Law and the Amended Articles, shareholders are not permitted to take action by way of written consent in lieu of a meeting. Quorum Pursuant to the Amended Articles, holders of our Ordinary Shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting of shareholders.

4 The quorum required for our general meetings of shareholders consists of at least two shareholders present in person or by proxy who hold or represent between them at least 25% (or 33.33%, if the meeting is not convened by our board) of the total outstanding voting rights, within half an hour of the time fixed for the commencement of the general meeting. A general meeting adjourned for lack of a quorum shall be adjourned either to the same day in the next week, at the same time and place, to such day and at such time and place as indicated in the notice to such meeting, or to such day and at such time and place as the chairperson of the meeting shall determine. At the reconvened meeting, any number of shareholders present in person or by proxy shall constitute a quorum, unless a meeting was called pursuant to a request by our shareholders, in which case the quorum required is one or more shareholders, present in person or by proxy and holding the number of shares required to call the meeting as described above. Vote Requirements The Amended Articles provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Companies Law or by the Amended Articles (as amended from time to time). Under the Companies Law, certain actions require the approval of a special majority, including: (i) an extraordinary transaction with a controlling shareholder or in which the controlling shareholder has a personal interest, (ii) the terms of employment or other engagement of a controlling shareholder of the company or a controlling shareholder’s relative (even if such terms are not extraordinary) and (iii) certain compensation-related matters described in our Annual Report under “Board Practices — Compensation Committee — Compensation Policy under the Companies Law.” Pursuant to the Companies Law, controlling shareholder for that purpose includes, inter alia, a holder of 25% or more of the voting rights if no other person holds 50% or more of the voting rights. Under the Amended Articles, the alteration of the rights, privileges, preferences or obligations of Ordinary Shares requires the approval of a simple majority of all of the Ordinary Shares voting at a shareholder meeting. Under the Amended Articles, the approval of the holders of at least 65% of the total voting power of our shareholders is generally required to remove any of our directors from office (excluding a Sponsor Director, a SUN Director and IGP Director), or to amend the provision requiring the approval of at least 65% of the total voting power of our shareholders to remove any of our directors from office, or certain other provisions regarding our staggered board, shareholder proposals, the size of our board and plurality voting in contested elections. Another exception to the simple majority vote requirement is a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization, of the company pursuant to Section 350 of the Companies Law, which requires the approval of holders holding at least 75% of the voting rights represented at the meeting and voting on the resolution. Access to Corporate Records Under the Companies Law, all shareholders generally have the right to review minutes of our general meetings, our shareholder register (including with respect to material shareholders), our Amended Articles, our financial statements, other documents as provided in the Companies Law, and any document we are required by law to file publicly with the Israeli Registrar of Companies or the Israeli Securities Authority. Any shareholder who specifies the purpose of its request may request to review any document in our possession that relates to any action or transaction with a related party which requires shareholder approval under the Companies Law. We may deny a request to review a document if we determine that the request was not made in good faith, that the document contains a trade secret or a patent or that the document’s disclosure may otherwise impair our interests. Acquisitions under Israeli Law Full Tender Offer A person wishing to acquire shares of a public Israeli company who would, as a result, hold over 90% of the target company’s voting rights or the target company’s issued and outstanding share capital (or of a class thereof), is required by the Companies Law to make a tender offer to all of the company’s

5 shareholders for the purchase of all of the issued and outstanding shares of the company (or the applicable class). If (a) the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company (or the applicable class) and the shareholders who accept the offer constitute a majority of the offerees that do not have a personal interest in the acceptance of the tender offer or (b) the shareholders who did not accept the tender offer hold less than 2% of the issued and outstanding share capital of the company (or of the applicable class), all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. A shareholder who had its shares so transferred may petition an Israeli court within six months from the date of acceptance of the full tender offer, regardless of whether such shareholder agreed to the offer, to determine whether the tender offer was for less than fair value and whether the fair value should be paid as determined by the court. However, an offeror may provide in the offer that a shareholder who accepted the offer will not be entitled to petition the court for appraisal rights as described in the preceding sentence, as long as the offeror and the company disclosed the information required by law in connection with the full tender offer. If the full tender offer was not accepted in accordance with any of the above alternatives, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s voting rights or the company’s issued and outstanding share capital (or of the applicable class) from shareholders who accepted the tender offer. Shares purchased in contradiction to the full tender offer rules under the Companies Law will have no rights and will become dormant shares. The Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company. This requirement does not apply if there is already another holder of 25% or more of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares of an Israeli public company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of more than 45% of the voting rights in the company, if there is no other shareholder of the company who holds more than 45% of the voting rights in the company. These requirements do not apply if (i) the acquisition occurs in the context of a private placement by the company that received shareholders’ approval as a private placement whose purpose is to give the purchaser 25% or more of the voting rights in the company, if there is no person who holds 25% or more of the voting rights in the company or as a private placement whose purpose is to give the purchaser 45% of the voting rights in the company, if there is no person who holds 45% of the voting rights in the company, (ii) the acquisition was from a shareholder holding 25% or more of the voting rights in the company and resulted in the purchaser becoming a holder of 25% or more of the voting rights in the company, or (iii) the acquisition was from a shareholder holding more than 45% of the voting rights in the company and resulted in the purchaser becoming a holder of more than 45% of the voting rights in the company. A special tender offer must be extended to all shareholders of a company. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer (excluding the purchaser, its controlling shareholders, holders of 25% or more of the voting rights in the company and any person having a personal interest in the acceptance of the tender offer, or anyone on their behalf, including any such person’s relatives and entities under their control). In the event that a special tender offer is made, a company’s board of directors is required to express its opinion on the advisability of the offer, or shall abstain from expressing any opinion if it is unable to do so, provided that it gives the reasons for its abstention. The board of directors shall also disclose any personal interest that any of the directors has with respect to the special tender offer or in connection therewith. An office holder in a target company who, in his or her capacity as an office holder, performs an action the purpose of which is to cause the failure of an existing or foreseeable special tender offer or is to impair the chances of its acceptance, is liable to the potential purchaser and shareholders for damages, unless such office holder acted in good faith and had reasonable grounds to believe he or she was acting for the benefit of the company. However, office holders of the target company may negotiate

6 with the potential purchaser in order to improve the terms of the special tender offer, and may further negotiate with third parties in order to obtain a competing offer. If a special tender offer is accepted, then shareholders who did not respond to or that had objected the offer may accept the offer within four days of the last day set for the acceptance of the offer and they will be considered to have accepted the offer from the first day it was made. In the event that a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity at the time of the offer may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer. Shares purchased in contradiction to the special tender offer rules under the Companies Law will have no rights and will become dormant shares. Merger The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain conditions described under the Companies Law are met, a simple majority of the outstanding shares of each party to the merger that are represented and voting on the merger. The board of directors of a merging company is required pursuant to the Companies Law to discuss and determine whether in its opinion there exists a reasonable concern that as a result of a proposed merger, the surviving company will not be able to satisfy its obligations towards its creditors, such determination taking into account the financial status of the merging companies. If the board of directors determines that such a concern exists, it may not approve a proposed merger. Following the approval of the board of directors of each of the merging companies, the boards of directors must jointly prepare and sign a merger proposal for submission to the Israeli Registrar of Companies. For purposes of the shareholder vote of a merging company whose shares are held by the other merging company, or by a person or entity holding 25% or more of the voting rights at the general meeting of shareholders of the other merging company, or by a person or entity holding the right to appoint 25% or more of the directors of the other merging company, unless a court rules otherwise, the merger will not be deemed approved if a majority of the shares voted on the matter at the general meeting of shareholders (excluding abstentions) that are held by shareholders other than the other party to the merger, or by any person or entity who holds 25% or more of the voting rights of the other party or the right to appoint 25% or more of the directors of the other party, or any one on their behalf including their relatives or corporations controlled by any of them, vote against the merger. In addition, if the non- surviving entity of the merger has more than one class of shares, the merger must be approved by each class of shareholders. If the transaction would have been approved but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the valuation of the merging companies and the consideration offered to the shareholders. If a merger is with a company’s controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders. Under the Companies Law, each merging company must deliver to its secured creditors the merger proposal and inform its unsecured creditors of the merger proposal and its content. Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging company, and may further give instructions to secure the rights of creditors. In addition, a merger may not be completed unless at least 50 days have passed from the date that a proposal for approval of the merger is filed with the Israeli Registrar of Companies and 30 days from the date that shareholder approval of both merging companies is obtained.

7 Anti-Takeover Measures The Companies Law allows us to create and issue shares having rights different from those attached to our Ordinary Shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. No preferred shares are authorized under the Amended Articles. In the future, if we do authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their Ordinary Shares. The authorization and designation of a class of preferred shares will require an amendment to the Amended Articles, which requires the prior approval of the holders of a majority of the voting power attached to our issued and outstanding shares at a general meeting of shareholders. The convening of the meeting, the shareholders entitled to participate and the vote required to be obtained at such a meeting will be subject to the requirements set forth in the Companies Law and the Amended Articles, as described above in “— Shareholder Meetings.” In addition, as disclosed under “— Election of Directors,” we have a classified board structure, which effectively limits the ability of any investor or potential investor or group of investors or potential investors to gain control of our board of directors. Borrowing Powers Pursuant to the Companies Law and the Amended Articles, our board of directors may exercise all powers and take all actions that are not required under law or under the Amended Articles to be exercised or taken by our shareholders, including the power to borrow money for company purposes. Changes in Capital The Amended Articles enable us to increase or reduce our share capital. Any such changes are subject to Israeli law and must be approved by a resolution duly passed by our shareholders at a general meeting of shareholders. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both our board of directors and an Israeli court. Exclusive Forum The Amended Articles provide that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Section 22 of the Securities Act, however, creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. While Delaware and certain U.S. state courts have determined that such exclusive forum provisions are facially valid, a shareholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions, and there can be no assurance that such provisions will be enforced by a court in those other jurisdictions. Any person or entity purchasing or otherwise acquiring any interest in our securities shall be deemed to have notice of and consented to these provisions; however, we note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Notwithstanding the foregoing, the Amended Articles provide that the exclusive forum provision does not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

8 The Amended Articles also provide that unless we consent in writing to the selection of an alternative forum, the competent courts in Tel Aviv, Israel shall be the exclusive forum for any derivative action or proceeding brought on behalf of the Company, any action asserting a breach of a fiduciary duty owed by any of our directors, officers or other employees to the Company or our shareholders or any action asserting a claim arising pursuant to any provision of the Companies Law or the Israeli Securities Law. Israeli courts typically enforce exclusive jurisdiction provisions. However, in some cases parties have successfully challenged such provisions. Therefore, there is no absolute assurance that such provision will be enforced by an Israeli court. Transfer Agent and Registrar The transfer agent and registrar for our Ordinary Shares is American Stock Transfer & Trust Company, LLC. Its address is 6201 15th Avenue, Brooklyn, NY 11219, and its telephone number is (800) 937-5549. Listing. Our Ordinary Shares are listed on Nasdaq under the ticker symbol “CLBT”. Description of Warrants Public Warrants Each whole Warrant entitles the registered holder to purchase one Ordinary Share, at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on September 29, 2021. Pursuant to the Warrant Agreement, dated as of August 30, 2021, by and between the Company and American Stock Transfer & Trust Company, LLC (the “Amended and Restated Warrant Agreement”), a warrant holder may exercise its Warrants only for a whole number of Ordinary Shares. This means only a whole Warrant may be exercised at a given time by a warrant holder. The Warrants will expire on August 30, 2026, five years after the completion of our Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption. Cellebrite will not be obligated to deliver any Ordinary Shares pursuant to the exercise of a Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act covering the issuance of the Ordinary Shares issuable upon exercise of the Warrants is then effective and a current prospectus relating to those Ordinary Shares is available, subject to Cellebrite satisfying its registration obligations. No Warrant will be exercisable for cash or on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act, and Cellebrite will not be obligated to issue any Ordinary Share to holders seeking to exercise their Warrants, unless the issuance of the Ordinary Shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. During any period when Cellebrite will have failed to maintain an effective registration statement, warrant holders will be able to, until such time when there is an effective registration statement, exercise their Warrants on a cashless basis, provided that such exemption is available. If that exemption, or another exemption, is not available, warrant holders will not be able to exercise their warrants on a cashless basis. Redemption of Warrants Redemption of Warrants when the price per Ordinary Share equals or exceeds $18.00. Cellebrite will be able to call the Warrants for redemption: • in whole and not in part; • at a price of $0.01 per Warrant;

9 • upon a minimum of 30 days’ prior written notice of redemption, or the 30- day redemption period, to each warrant holder; and • if, and only if, the closing price of Ordinary Shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which Cellebrite sends the notice of redemption to the warrant holders. If and when the Warrants become redeemable pursuant to the foregoing redemption conditions, Cellebrite will be able to exercise its redemption right even if Cellebrite is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Cellebrite will establish the last of the foregoing redemption conditions to prevent a redemption call unless there is at the time of the call a significant premium to the exercise price of the Warrants. If the foregoing redemption conditions are satisfied and Cellebrite issues a notice of redemption of the Warrants, each warrant holder will be entitled to exercise their Warrants prior to the scheduled redemption date. However, the price of the Ordinary Shares may fall below the $18.00 redemption trigger price as well as the $11.50 exercise price of the Warrants after the redemption notice is issued. Redemption of Warrants when the price per Ordinary Share equals or exceeds $10.00. Cellebrite will be able to call the Warrants for redemption: • in whole and not in part; • at a price of $0.10 per Warrant; • upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of Ordinary Shares determined by reference to the table below, based on the redemption date and the fair market value (as defined below) of one Ordinary Share, and except as otherwise described below; • if, and only if, the closing price of an Ordinary Share equals or exceeds $10.00 per share (as adjusted for adjustments to the number of Ordinary Shares issuable upon exercise or the exercise price of a Warrant as described below under the section titled “— Anti- Dilution Adjustments“) on the trading day prior to the date on which Cellebrite sends the notice of redemption to the warrant holders; and • if, and only if, the closing price of an Ordinary Share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which Cellebrite sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like), then the Warrants held by the Sponsor must also concurrently be called for redemption on the same terms (except as described herein with respect to a holder’s ability to cashless exercise its Warrants) as the Warrants held by public warrant holders. Beginning on the date the notice of redemption is given until the Warrants are redeemed or exercised, holders may elect to exercise their Warrants on a cashless basis. The numbers in the table below represent the number of Ordinary Shares that a warrant holder will receive upon such cashless exercise in connection with a redemption by Cellebrite pursuant to this redemption feature, based on the “fair market value” of an Ordinary Share on the corresponding redemption date (assuming holders elect to exercise their Warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on the volume weighted average price of an Ordinary Share for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Warrants, each as set forth in the table below. Cellebrite will provide its warrant holders with the final fair market value no later than one business day immediately following the 10 trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of Ordinary Shares issuable upon exercise of a Warrant or the exercise price of a Warrant is adjusted as set forth below under the section titled "— Anti-Dilution Adjustments". If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the Warrant after such adjustment and the denominator of which is the price of the Warrant immediately prior to such adjustment. In such an event, the number of Ordinary Shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of Ordinary Shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of Ordinary Shares deliverable upon exercise of a Warrant as so adjusted. If the exercise price of a Warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the section titled "— Anti-Dilution Adjustments" below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issuance Price (each as defined in the Amended and Restated Warrant Agreement) as set forth under the section below titled "— Anti-Dilution Adjustments" and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the section titled "— Anti-Dilution Adjustments" below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a Warrant pursuant to such exercise price adjustment.

Redemption date (period to expiration of Warrants)	Fair Market Value of Ordinary Share								
	<10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	>18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Ordinary Shares to be issued for each Warrant exercised will

10

11 be determined by a straight-line interpolation between the number of Ordinary Shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of an Ordinary Share for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.277 Ordinary Shares for each whole Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of the Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.298 Ordinary Shares for each whole Warrant. In no event will the Warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 Ordinary Shares per warrant (subject to adjustment). Finally, as reflected in the table above, if the Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by Cellebrite pursuant to this redemption feature, since they will not be exercisable for any Ordinary Shares. This redemption feature differs from the typical warrant redemption features used in some other business combinations, which typically only provide for a redemption of warrants for cash (other than the warrants held by the sponsor entity) when the trading price for the underlying Ordinary Share equals or exceeds one specified higher per share price (such as $18.00 per Ordinary Share, as described in our Annual Report) for a specified period of time. This redemption feature is structured to allow for all of the outstanding Ordinary Share to be redeemed when the Ordinary Shares are trading at or above $10.00 per share, which may be at a time when the trading price of Ordinary Shares is below the exercise price of the Warrants. Cellebrite will establish this redemption feature to provide itself with the flexibility to redeem the Warrants without such warrants having to reach the $18.00 per share threshold set forth above under the section titled “Redemption of Warrants when the price per Ordinary Share equals or exceeds $18.00.” Holders choosing to exercise their Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of Ordinary Shares for their Warrants based on an option pricing model with a fixed volatility input as of the of this Annual Report. This redemption right provides Cellebrite with an additional mechanism by which to redeem all of the outstanding Warrants, and therefore have certainty as to our capital structure as the Warrants would no longer be outstanding and would have been exercised or redeemed. Cellebrite will be required to pay the applicable redemption price to warrant holders if Cellebrite chooses to exercise this redemption right and it will allow Cellebrite to quickly proceed with a redemption of the Warrants if Cellebrite determines it is in its best interest to do so. As such, Cellebrite would redeem the Warrants in this manner when Cellebrite believes it is in its best interest to update its capital structure to remove the Warrants and pay the redemption price to the warrant holders. As stated above, Cellebrite can redeem the Warrants when the Ordinary Shares are trading at a price starting at $10.00 per share, which is below the exercise price of $11.50 per share, because it will provide certainty with respect to its capital structure and cash position while providing warrant holders with the opportunity to exercise their Warrants on a cashless basis for the applicable number of Ordinary Shares. If Cellebrite chooses to redeem the Warrants when the Ordinary Shares are trading at a price per share below the exercise price of the Warrants, this could result in the warrant holders receiving fewer Ordinary Shares than they would have received if they had chosen to wait to exercise their Warrants for Ordinary Shares if and when such Ordinary Shares were trading at a price higher than the exercise price of $11.50 per share. No fractional Ordinary Shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, Cellebrite will round down to the nearest whole number of the number of Ordinary Shares to be issued to the holder. Subject to applicable law, any action, proceeding or claim against Cellebrite arising out of or relating in any way to the Amended and Restated Warrant Agreement will be brought and enforced in the

12 courts of the State of New York or the United States District Court for the Southern District of New York, and Cellebrite irrevocably submits to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum. Redemption Procedures and Cashless Exercise If Cellebrite calls the Warrants for redemption as described above, its management will have the option to require all holders that wish to exercise Warrants to do so on a cashless basis. In determining whether to require all holders to exercise their Warrants on a cashless basis, Cellebrite management will consider, among other factors, Cellebrite’s cash position, the number of Warrants that are outstanding and the dilutive effect on Cellebrite shareholders of issuing the maximum number of Ordinary Shares issuable upon the exercise of the Warrants. In such event, each holder would pay the exercise price by surrendering the Warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the Warrants, multiplied by the excess of the “fair market value” (as defined below) over the exercise price of the Warrants by (y) the fair market value, which, for purposes of this paragraph, shall mean the average last reported sale price of the Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of Warrants. If Cellebrite management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Ordinary Shares to be received upon exercise of the Warrants, including the fair market value in such case. Requiring a cashless exercise in this manner will reduce the number of Ordinary Shares to be issued and thereby lessen the dilutive effect of a warrant redemption. Cellebrite believes this feature is an attractive option to Cellebrite if it does not need the cash from the exercise of the Warrants after the Business Combination. If Cellebrite calls the Warrants for redemption and its management does not take advantage of this option, the Sponsor and its permitted transferees would still be entitled to exercise their Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their Warrants on a cashless basis. A holder of a Warrant may notify Cellebrite in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the transfer agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the Ordinary Shares outstanding immediately after giving effect to such exercise. Anti-Dilution Adjustments If the number of Ordinary Shares is increased by a stock dividend payable in Ordinary Shares, or by a split-up of Ordinary Shares or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of Ordinary Shares issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding Ordinary Shares. A rights offering to holders of Ordinary Shares entitling holders to purchase Ordinary Shares at a price less than the fair market value will be deemed a stock dividend of a number of Ordinary Shares equal to the product of (1) the number of Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Ordinary Shares) multiplied by (2) one minus the quotient of (x) the price per share of Ordinary Shares paid in such rights offering divided by (y) the fair market value. For these purposes (1) if the rights offering is for securities convertible into or exercisable for Ordinary Shares, in determining the price payable for Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) fair market value means the volume weighted average price of Ordinary Shares as reported during the ten trading day period ending on the trading day prior to the first date on

13 which the Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights. In addition, if Cellebrite, at any time while the Warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of Ordinary Shares on account of such Ordinary Shares (or other shares of our capital stock into which the Warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Ordinary Share in respect of such event. If the number of outstanding Ordinary Shares is decreased by a consolidation, combination, reverse stock split or reclassification of Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of Ordinary Shares issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding Ordinary Shares. Whenever the number of Ordinary Shares purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Ordinary Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of Ordinary Shares so purchasable immediately thereafter. In case of any reclassification or reorganization of the outstanding Ordinary Shares (other than those described above or that solely affects the par value of such Ordinary Shares), or in the case of any merger or consolidation of Cellebrite with or into another corporation (other than a consolidation or merger in which Cellebrite is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Cellebrite as an entirety or substantially as an entirety in connection with which Cellebrite is dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by Cellebrite in connection with redemption rights held by Cellebrite shareholders as provided for in our amended and restated articles of association) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding Ordinary Shares, the holder of a Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Ordinary Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the

14 adjustments provided for in the Amended and Restated Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of Ordinary Shares in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within 30 days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Amended and Restated Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Amended and Restated Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants in order to determine and realize the option value component of the Warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the Warrant within 30 days of the event. Cellebrite believes that the Black- Scholes model is a commonly accepted pricing model for estimating fair market value where no quoted market price for an instrument is available. The Warrants will be issued in registered form under the Amended and Restated Warrant Agreement. You should review a copy of the Amended and Restated Warrant Agreement, which was filed as an exhibit to Cellebrite’s registration statement on Form F-4, for a description of the terms and conditions applicable to the Warrants. The Amended and Restated Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Warrants (not taking into account Warrants held by the Sponsor) to make any change that adversely affects the interests of the registered holders of Warrants. The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the transfer agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to Cellebrite, for the number of Warrants being exercised. The warrant holders do not have the rights or privileges of holders of Ordinary Shares and any voting rights until they exercise their Warrant and receive Ordinary Shares. After the issuance of Ordinary Shares upon exercise of the Warrant, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders. Private Placement Warrants The private placement warrants (including the Ordinary Shares issuable upon exercise of such warrants) were not transferable, assignable or salable until 30 days after the completion of the Business Combination (except, among other limited exceptions, to Cellebrite officers and directors and other persons or entities affiliated with the Sponsors) and they are not redeemable by Cellebrite so long as they are held by the Sponsors, members of the Sponsors or their permitted transferees. The Sponsors or their permitted transferees, will have the option to exercise the private placement warrants on a cashless basis. Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants. If the private placement warrants are held by holders other than the Sponsors or their permitted transferees, the private placement warrants will be redeemable by Cellebrite and exercisable by the holders on the same basis as the public warrants. If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the warrants, multiplied by the excess of the fair market value of Ordinary Shares over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average reported closing price of the Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.